INDEPENDENT AUDITOR'S CONSENT

Board of Directors
Stewardship Financial Corporation:


We consent to the incorporation by reference in the registration statement filed on Form S-8 relating to the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors, of our report dated January 29, 2002, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-KSB of Stewardship Financial Corporation and is incorporated by reference herein.


/s/ KPMG
Short Hills, New Jersey
May 7, 2002